SANTA CLARA, CALIFORNIA--(BUSINESS WIRE) August 30, 2002 Ventures
    National-Incorporated d/b/a Titan General Holdings (OTCBB: VNTU [New Symbol September-TTGH]), announced today the acquisition of Titan EMS, Inc., a Delaware corporation, which is in the business of printed circuit board ("PCB") manufacturing with capability for expansion to include assembly and rigid flex. Titan General Holdings is headquartered in Santa Clara, California, with its new principal manufacturing facility located in Fremont, California.

    The acquisition was effected through a newly-formed subsidiary of Titan General Holdings with Titan General Holdings issuing 6,780,490 shares of Common Stock to the stockholders of Titan EMS, representing approximately 79.9% of the shares issued and outstanding upon consummation of the merger. Upon the effectiveness of the merger, the Company issued an additional 1,160,764 shares of Common Stock in satisfaction of $1,741,146 of indebtedness of Titan EMS and an additional 400,000 shares of Common Stock to certain consultants. An additional 1,060,000 shares of Common Stock are reserved for issuance upon exercise of options and warrants outstanding immediately after the effectiveness of the merger.

      As a result of the merger, the executive officers of Titan General Holdings have resigned and, upon completion of certain filing requirements, the three directors of Titan General Holdings will resign as directors of the Company and David Marks, Louis George, Gregory Jacobs and Robert I. Weisberg, will comprise the entire Board of Directors of Titan General Holdings. Mr. George has been appointed President, Chief Executive Officer and Acting Treasurer and Mr. Marks, previously the sole director and officer of Titan EMS, will serve as Chairman of the Board.

    Titan EMS is a manufacturer of time sensitive, high tech, prototype, and pre-production printed circuit boards. Beginning in the year 2001, Titan EMS and its predecessors began acquiring technology equipment and processes from competitors unable to remain in business due to a severe market downturn and overwhelming debt. Titan also obtained customer lists and orders from several of these firms, resulting in potential new business opportunities. Titan has begun the process of relocating and upgrading its current PCB plant into a facility formerly occupied by Tyco Electronics Inc. in Fremont, California.

    For further information please call Andrew Glashow at STAR Associates, LLC at (816) 822-0133 or Lou George at (408) 727-7513.